SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 8, 2004

United Bankshares, Inc.

(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 United Center
500 Virginia Street, East
Charleston, West Virginia 25301

(Address of Principal Executive Offices)

(304) 424-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

     Before the opening of business on June 9, 2004, United Bankshares, Inc. (“United”) announced that it has entered into a definitive agreement to sell its wholly-owned mortgage banking subsidiary, George Mason Mortgage, LLC (“Mason Mortgage”) to Cardinal Financial Corporation (“Cardinal”) of McLean, Virginia. In the transaction, United will receive an amount equivalent to Mason Mortgage’s tangible net worth plus cash of $17 million in exchange for all of the outstanding membership interests in Mason Mortgage.

     In addition, United announced plans to prepay certain long-term debt with the cash proceeds arising from the Mason Mortgage transaction as well as from monies received from Mason Mortgage to repay amounts borrowed from United. United will prepay certain Federal Home Loan Bank (FHLB) long-term advances in the amount of approximately $135 million with a weighted average interest rate of 6.43%. The prepayment of these borrowings will result in pre-tax charge of approximately $16.8 million, but will lower the annual interest expense paid by approximately $8.7 million.

     A copy of the press release is attached as Exhibit 99.1 to this report. For more information concerning the sale of Mason Mortgage, reference is made to the Membership Interest Purchase Agreement by and among Cardinal Bank, N.A. and United Bank dated June 8, 2004 which is attached as Exhibit 99.2 to this report. Item 7. Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release, dated June 9, 2004, issued by United Bankshares, Inc.

99.2	Membership Interest Purchase Agreement by and among Cardinal Bank, N.A. and United Bank dated June 8, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.

Date:	June 9, 2004	By:	/s/ Steven E. Wilson

Steven E. Wilson, Executive Vice President, Treasurer, Secretary and Chief Financial Officer